Exhibit 23.1




                    Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4, pertaining to the U.S. Industries, Inc. Amended U.S. Industries, Inc. Stock Option Plan, U.S. Industries, Inc. Restricted Stock Plan, U.S. Industries, Inc. 1986 Stock Option Plan, U.S. Industries, Inc. 1991 Stock Option Plan, U.S. Industries, Inc. 1996 Employee Stock Plan, U.S. Industries, Inc. 1989 Directors Stock Option Plan and U.S. Industries, Inc. 1995 Directors Stock Option Plan, of our report dated November 17, 1997, with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Amendment No. 1 to Form 10-K/A for the year ended September 30, 1997, filed with the Securities and Exchange Commission.


                                   Ernst & Young LLP /s/


New York, New York
June 9, 1998